Exhibit 10.6
AMENDMENT TO EMPLOYMENT AGREEMENT
This AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”), dated as of September 5, 2008, amends that certain employment agreement, dated May 12, 2006 (the “Employment Agreement”), between CSS Industries, Inc., a Delaware corporation (“CSS”), and Christopher J. Munyan (“Executive”).
WHEREAS, CSS and the Executive previously entered into the Employment Agreement, which, among other things, provides for the employment of the Executive by CSS in the position of President and Chief Executive Officer;
WHEREAS, as set forth in Section 1 of the Employment Agreement, the original term of such employment arrangement was three (3) years, expiring on June 30, 2009;
WHEREAS, CSS and the Executive desire to extend the term of the Executive’s employment with CSS until June 30, 2011, unless terminated earlier by the Executive or by CSS at any time as provided in the Employment Agreement, and to provide that the term of the Executive’s employment with CSS shall renew each year for a three (3) year term unless either the Executive or CSS gives notice of non-renewal at least ninety (90) days prior to July 1 of each year;
WHEREAS, as set forth in Section 4 of the Employment Agreement, the Executive is eligible to receive certain severance benefits in the event that his employment with CSS is terminated by CSS without cause prior to the end of his employment term set forth in the Employment Agreement;
WHEREAS, CSS and the Executive also desire to modify certain severance benefits, as set forth in this Amendment, for which the Executive may be eligible in the event that his employment with CSS is terminated by CSS without cause prior to the end of his then current employment term set forth in Section 1 of the Employment Agreement;
WHEREAS, CSS and the Executive also desire to amend the Employment Agreement so that it complies with the requirements of section 409A of the Internal Revenue Code of 1986, as amended;
WHEREAS, CSS and the Executive also desire to memorialize the terms and conditions of the Executive’s continued employment by CSS under the terms of the Employment Agreement, as amended by this Amendment;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties hereto, intending to be legally bound, agree as follows:
1. Amendment and Restatement of Section 1. The parties acknowledge and agree that Section 1 of the Employment Agreement shall be deleted in its entirety and replaced with the following:
1. Contract Term — The term of your employment will extend until June 30, 2011, unless terminated earlier by you or by CSS at any time as provided herein. The term of the Executive’s employment with CSS shall renew each year for a three (3) year term unless either the Executive or CSS gives notice of non-renewal at least ninety (90) days prior to July 1 of each year.
2. Amendment and Restatement of Section 4. The parties acknowledge and agree that Section 4 of the Employment Agreement shall be deleted in its entirety and replaced with the following:
4. Employment Status; Severance Pay — Your employment status with CSS will be that of an employee at-will, and thus this employment status is subject to termination by either you or CSS at any time. However, in the event that CSS terminates your employment without cause at any time prior to the end of the Executive’s then current employment term set forth in Section 1 hereof, and subject to your compliance with the terms and conditions of this letter agreement, CSS will pay you an amount equal to the greater of (i) eighteen (18) months of your then-current annual base salary (less applicable tax withholdings and payroll deductions) or (ii) an amount equal to your then-current annual base salary (less applicable tax withholdings and payroll deductions) for the period from the effective date of such termination to the end of the Executive’s then current employment term set forth in Section 1 hereof, such amount reduced by and to the extent of any earnings and other compensation received by you or accrued for your benefit for your services (whether as an employee or as an independent contractor) during the period commencing on the day following the one year anniversary of your termination. In addition to the foregoing, in the event that CSS terminates your employment without cause at any time prior to the end of the Executive’s then current employment term set forth in Section 1 hereof, and subject to your compliance with the terms and conditions of this letter agreement, CSS will make the services of an “outplacement” firm available to you to assist you in finding new employment; provided, however, that CSS’ expenditures to make such services available to you shall not exceed the aggregate amount of $6,500. For purposes of this letter agreement, termination “without cause” means termination other than termination resulting from or related to your breach of any of your obligations under this letter agreement, your failure to comply with any lawful directive of CSS’ Chairman of the Board of Directors or the Board of Directors of CSS, your failure to comply with CSS’ Code of Ethics, your conviction of a felony or of any moral turpitude crime, or your willful or intentional engagement in conduct injurious to CSS or any of its affiliates.
The foregoing payment obligation, and the foregoing obligation to make “outplacement” services available to you, is contingent upon (x) receipt by CSS of a valid and fully effective release (in form and substance reasonably satisfactory to CSS) of all claims of any nature which you might have at such time against CSS, its affiliates and their respective officers, directors and agents, excepting therefrom only any payments due to you from CSS pursuant to this paragraph, and (y) your resignation from all positions of any nature which you may then hold with CSS and its affiliates. If you are eligible to receive the foregoing payment, such amount will be paid to you in equal installments, with such installments being paid on the then-applicable paydays for CSS executives, commencing on or about the first such payday following the termination of your employment by CSS without cause and your satisfaction of the conditions specified in the immediately preceding sentence.

In addition, if you are eligible to receive severance pay under the terms of this letter agreement, and if you elect health care continuation coverage under the Consolidated Omnibus Reconciliation Act (“COBRA”) following termination of your employment, CSS will pay for a portion of the monthly COBRA premium, on the same basis as CSS pays for a portion of such coverage for active employees, until the earlier of the date upon which (a) severance payments are no longer paid to you hereunder, (b) you no longer qualify to receive COBRA benefits, or (c) you elect to discontinue health care continuation coverage under COBRA. If you elect to continue health care continuation coverage under COBRA, normal employee premium deductions will be made from your severance pay.
Further, if you are eligible to receive the payment set forth in clause (ii) of the first paragraph of this Section 4, you covenant and agree that commencing with the one year anniversary of the date of your termination you will promptly advise CSS in writing on a bi-weekly basis of any earnings and other compensation received by you or accrued for your benefit for your services (whether as an employee or as an independent contractor) during the period commencing on the day following the one year anniversary of your termination.
3. Addition of a New Section 10. The parties acknowledge and agree that a new Section 10 shall be added to the Employment Agreement, which new Section 10 shall read as follows:
10. Section 409A of the Code.
(a) Interpretation. This letter agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. All payments to be made upon a termination of employment under this letter agreement may only be made upon a ‘separation from service’ under section 409A of the Code. For purposes of section 409A of the Code, each payment made under this letter agreement shall be treated as a separate payment and the right to a series of installment payments shall be treated as the right to a series of separate payments. In no event may you, directly or indirectly, designate the calendar year of payment.

(b) Payment Delay. To the maximum extent permitted under section 409A of the Code, the cash severance payments payable under this letter agreement are intended to comply with the ‘short-term deferral exception’ under Treas. Reg. §1.409A-1(b)(4), and any remaining amount is intended to comply with the ‘separation pay exception’ under Treas. Reg. §1.409A-1(b)(9)(iii); provided, however, any amount payable to the Executive during the six-month period following your termination date that does not qualify within either of the foregoing exceptions and is deemed as deferred compensation subject to the requirements of section 409A of the Code, then such amount shall hereinafter be referred to as the ‘Excess Amount.’ If at the time of your termination of employment, you are a ‘specified employee’ (as defined in section 409A of the Code and determined in the sole discretion of CSS (or any successor thereto) in accordance with CSS’s (or any successor thereto) ‘specified employee’ determination policy), then CSS shall postpone the commencement of the payment of the portion of the Excess Amount that is payable within the six-month period following your ‘separation from service’ with CSS (or any successor thereto) for six months following your ‘separation from service’ with CSS (or any successor thereto). The delayed Excess Amount shall be paid in a lump sum to you within thirty (30) days following the date that is six (6) months following the your ‘separation from service’ with CSS (or any successor thereto), and any amount payable to you after the expiration of such six (6) month period under this letter agreement shall continue to be paid to you in accordance with the terms of this letter agreement. If you die during such six-month period and prior to the payment of the portion of the Excess Amount that is required to be delayed on account of section 409A of the Code, such Excess Amount shall be paid to the personal representative of your estate within sixty (60) days after your death, and any amounts not delayed shall be paid to the personal representative of your estate in accordance with the terms of this letter agreement.
(c) Reimbursements. All reimbursements provided under this letter agreement shall be made or provided in accordance with the requirements of section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this letter agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.
4. Miscellaneous. Except as expressly modified hereby, the Employment Agreement remains in full force and effect. Upon the execution and delivery hereof, the Employment Agreement shall thereupon be deemed to be amended as hereinabove set forth, and this Amendment and the Employment Agreement shall henceforth be read, taken and construed as one and the same instrument. This Amendment may be executed in counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to the other party.

IN WITNESS WHEREOF, this Amendment has been executed by CSS and by the Executive as of the date first above written.

CSS INDUSTRIES, INC. (“CSS”)
By:	/s/ Jack Farber
Jack Farber
Chairman of the Board of Directors

/s/ Christopher J. Munyan
Christopher J. Munyan (“Executive”)

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